Exhibit 99.1

AEGION REPORTS 2014 THIRD QUARTER FINANCIAL RESULTS

•
Third quarter 2014 non-GAAP diluted earnings per share from continuing operations were $0.43. On an as-reported GAAP basis, including the restructuring and impairment charges recognized in the third quarter of 2014, the loss per share was $0.45.

•	Water and Wastewater delivered strong revenue growth resulting in a 21.8 percent increase in non-GAAP operating income.

•	Commercial and Structural generated an operating profit of $1.3 million, which is indicative of the efforts underway to improve business performance in 2014.

•	Energy and Mining faced challenges with project delays and a higher mix of lower margin activities, resulting in a 17.6 percent decline in non-GAAP operating income.

•	The strategic Realignment and Restructuring Plan expected to generate annual savings of $8 to $11 million, or $0.15 to $0.20 per diluted share.

•	Consolidated contract backlog as of September 30, 2014 increased 4.8 percent to $751.9 million.

St. Louis, MO - October 29, 2014 - Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported financial results for the third quarter and first nine months of 2014. For the third quarter, Aegion reported a loss from continuing operations of $16.9 million, or $0.45 per diluted share, compared to income from continuing operations of $14.5 million, or $0.37 per diluted share, in the third quarter of 2013. Pre-tax restructuring and impairment related charges totaled $40.0 million in the third quarter of 2014. Excluding the pre-tax restructuring and impairment related charges in the third quarter of 2014 and acquisition-related expenses in the prior year quarter, non-GAAP1 income from continuing operations was $16.1 million, or $0.43 per diluted share, for the third quarter of 2014 compared to $17.0 million, or $0.44 per diluted share, for the prior year quarter.

The results in the third quarter of 2013 included $2.8 million, or $0.07 per diluted share, of earnout reversals, and $1.7 million, or $0.04 per diluted share, from equity earnings of Bayou Coatings, L.L.C, Aegion’s pipeline coating joint venture, which was sold on March 31, 2014.

________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
1 Reconciliation of all GAAP to non-GAAP financial results in this release begins on page 6 and pages 11 to 14. Consolidated third quarter 2014 non-GAAP results exclude pre-tax restructuring and impairment related charges summarized on page 2. 2014 year-to-date non-GAAP EPS excludes: (i) the previously mentioned pre-tax restructuring and impairment related charges; (ii) $0.5 million pre-tax, or $0.01 per diluted share, for acquisition-related expenses; and (iii) $0.5 million pre-tax, or $0.01 per diluted share, of expense recorded in connection with the March 31, 2014 sale of the Company’s 49% interest in Bayou Coating, L.L.C., recorded in “Other income (expense)” on the Consolidated Statement of Operations.

For the first nine months of 2014, Aegion reported GAAP income from continuing operations of $0.4 million, or $0.01 per diluted share, compared to income from continuing operations of $36.3 million, or $0.93 per diluted share, in the prior year period. Excluding pre-tax restructuring and impairment related charges and acquisition-related expenses, non-GAAP income from continuing operations for the first nine months of 2014 totaled $34.0 million, or $0.89 per diluted share, compared to $34.0 million, or $0.87 per diluted share, for the first nine months of 2013.

The results in the first nine months of 2013 included the earnout reversal mentioned above and $3.9 million, or $0.10 per diluted share, from equity earnings of affiliated companies related to Bayou Coatings, L.L.C.

Charles R. Gordon, Aegion’s President and Chief Executive Officer, commented, “Third quarter performance was in line with our updated 2014 outlook announced in early October. We have the necessary backlog to finish the year in line with revised earnings guidance of $1.27 to $1.37 per diluted share. The realignment effort currently underway will position Aegion to better serve our clients through a more integrated sales strategy, realize significant cost savings and allow management to focus more attention on areas with opportunities for sustainable growth. The diversity of our end markets buffers the effect of market cycles and periods of commodity price volatility. Our current view is that the expected demand for the maintenance services offered by Corrpro, United Pipeline Systems and Brinderson for midstream pipeline infrastructure and downstream refineries remains favorable. For a smaller part of the overall business, we are assessing the impact of lower oil prices on new pipeline infrastructure projects. We also are engaged in a comprehensive planning process for 2015 that is focused on assessing all of the end markets we serve, and further improving our project execution capabilities. Fundamentally, we believe Aegion has a solid foundation for organic growth, with significantly improved results expected across all three platforms in 2015.”

Realignment and Restructuring Plan

On October 6, 2014, the Company announced a strategic Realignment and Restructuring Plan consisting of the following:

•
Beginning in the fourth quarter of 2014, realign the reporting segments by combining Commercial and Structural and Water and Wastewater to form the Infrastructure Solution segment; form the Energy Services segment consisting of Brinderson; and create the Corrosion Protection segment with the remaining Energy and Mining businesses.

•	Exit Insituform’s contracting operations in France, Switzerland, India, Hong Kong, Malaysia and Singapore.

•	Optimize Bayou’s coating facilities in Louisiana, including the shutdown of under-utilized coating plants, to improve operating efficiencies and reduce costs.
In the third quarter of 2014, the Company recorded certain pre-tax charges of $40.0 million ($33.0 million after-tax, or $0.88 per diluted share) related to the strategic Realignment and Restructuring Plan. All of the charges recorded during the third quarter of 2014 were non-cash and consisted of the following:

•	$17.8 million associated with the write-down or write-off of tangible assets primarily related to Insituform’s contracting activities in France, Switzerland, India, Hong Kong, Malaysia and Singapore.

•
$11.3 million associated with the write-down of fixed assets and $10.9 million associated with the write-off of definite-lived intangibles as a result of impairment of certain assets at Bayou’s operations in Louisiana.

In addition, the Company reviewed goodwill for impairment at the Bayou, Europe and Asia reporting units and determined that adjustments to the carrying value of these assets were not necessary based on the results of the impairment test.

The effective tax rate on all pre-tax restructuring and impairment related charges for the third quarter was 17.3 percent, which reflects the non-deductibility of certain charges, along with the impact of valuation allowances of deferred tax assets due to the likely inability to generate future taxable income to recover tax losses. Also included are the estimated tax impacts of write-downs of certain inter-company loans not expected to be recovered from the operations being restructured.
The Company expects cash charges of $15 million to $18 million to be incurred from the fourth quarter of 2014 through the third quarter of 2015 for employee severance, extension of benefits, employment assistance programs and other costs associated with the restructuring. Additional non-cash charges related to the various restructured operations could potentially be recorded between the fourth quarter of 2014 and the third quarter of 2015.
The strategic Realignment and Restructuring Plan is expected to generate annual savings of $8 to $11 million, or $0.15 to $0.20 per diluted share, on a GAAP basis, with $0.03 to $0.04 per diluted share expected to be recognized in the fourth quarter of 2014.
Management is currently conducting a further evaluation of certain legal matters, which may result in litigation reserves related to outstanding receivables. Any such litigation reserve would be outside of the Company’s current non-GAAP earnings per share guidance.
Consolidated Highlights

Third Quarter 2014 versus Third Quarter 2013
(Excluding pre-tax restructuring and impairment related charges in the current quarter and acquisition-related expenses in the prior year quarter)

Consolidated revenues increased $42.5 million, or 13.8 percent, to $350.1 million. Energy and Mining revenues increased 17.1 percent, or $28.8 million, to $197.5 million. Brinderson reported record billable hours in the downstream segment which resulted in a $29.4 million, or 61.3 percent, increase in revenue. Corrpro grew revenues double digits on the strength of its Canadian business and a record backlog position. Bayou increased revenues approximately 30 percent due to strong performance in Canada and the successful completion of several small projects at the Louisiana pipe coating facility. United Pipeline Systems and CRTS each reported revenue declines as a result of project delays and lower backlog in certain geographies. Water and Wastewater revenue increased 11.1 percent, or $13.5 million, to $135.6 million. Insituform’s North American business grew revenues mid-teens to a record quarterly high, offsetting a modest revenue decline from the Asia-Pacific business.

Consolidated gross profit increased $9.5 million, or 13.6 percent, to $78.9 million. Energy and Mining gross profit increased 9.7 percent, or $3.6 million, to $40.7 million. However, Energy and Mining gross margins contracted by 140 basis points to 20.6 percent. A greater mix of lower margin downstream revenues for Brinderson and cathodic protection construction installation activities for Corrpro were the primary reasons for the margin reduction. A revenue decline from the higher margin United Pipeline Systems and CRTS businesses was another contributing factor. Water and Wastewater increased gross profit by $3.8 million, or 14.5 percent, to $30.3 million due to strong revenue growth in North America, which resulted in the highest gross margin percentage since 2010. Commercial and Structural gross profit was $7.8 million, an increase of $2.0 million or 34.7 percent, primarily due to growth in the Asian business, along with improved project execution in the North American operation. Commercial and Structural gross margins were 46.2 percent in the quarter compared to 34.6 percent in the prior year quarter.

Consolidated operating expenses increased 10.2 percent, or $4.9 million, to $52.9 million. Energy and Mining operating expenses increased $3.4 million, or 13.8 percent, to $28.2 million due to investments made to enhance sales and business development activities and to expand in the Middle East market. Water and Wastewater reported a $1.7 million, or 10.1 percent, increase in operating expenses primarily due to project execution investments. Commercial and Structural operating expenses declined $0.2 million, or 2.5 percent, from cost management efforts after the investments were made to reestablish growth in the North American business. As a percentage of consolidated sales, operating expenses decreased 50 basis points to 15.1 percent. Water and Wastewater, Commercial and Structural and Energy and Mining segments reduced operating expense to sales by 10 basis points, 140 basis points and 40 basis points, respectively, as a result of strong revenue growth and cost management efforts.

Consolidated operating income increased $1.7 million, or 7.1 percent, to $26.0 million. Water and Wastewater and Commercial and Structural segments each increased operating income by $2.2 million to $12.3 million and $1.3 million, respectively. Operating income for Energy and Mining declined $2.7 million to $12.5 million.

Cash Flow

Net cash flow provided by continuing operations for the first nine months of 2014 was $8.7 million compared to $41.6 million provided in the first nine months of 2013. The reduction in operating cash flow compared to 2013 was primarily due to a significant increase in revenues booked in September, which increased trade receivable by over $38 million compared to the second quarter of 2014. The Company expects to collect a significant portion of these receivables in the fourth quarter, which is typically the largest for cash collections.

Net cash flow used by investing activities in the first nine months of 2014 was $16.9 million, compared to $144.2 million in the first nine months of 2013, as a result of the $150 million acquisition of Brinderson on July 1, 2013. Capital expenditures in the first nine months of 2014 were $25.1 million compared to $20.1 million in the first nine months of 2013. The increase was due to the addition of Brinderson and more maintenance capital to support Insituform’s growing North American business. On March 31, 2014, the Company sold 49% ownership interest in Bayou Coating, L.L.C. for $9.1 million following the majority partner’s exercise of its buy-out right. On June 30, 2013, the Company received $18.3 million in connection with the sale of the Company’s 50 percent interest in its German joint venture.

Net cash flows from financing activities used $27.2 million during the first nine months of 2014 compared to $112.7 million provided in the first nine months of 2013. During the first nine months of 2014, the Company used $31.1 million to repurchase 1,333,690 shares of common stock through open market purchases and in connection with the Company’s equity compensation programs, as compared to $19.0 million to repurchase 833,552 shares of common stock in the first nine months of 2013. During the first nine months of 2014, the Company made scheduled principal payments on its long-term debt of $15.5 million. During the first nine months of 2013, the Company entered into a new credit facility and borrowed $147.6 million to fund the purchase of Brinderson and used $5.0 million for facility financing fees. Additionally, the Company used cash of $16.9 million to pay down the principal balance of the term loans associated with the credit facility.

Net cash flow for the first nine months of 2014 was an outflow of $42.1 million compared to an outflow of $7.0 million in the first nine months of 2013.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited, in millions)

	September 30, 2014	June 30, 2014	December 31, 2013	September 30, 2013
Energy and Mining (1)	$419.7	$463.5	$429.1	$384.7
Water and Wastewater	292.0	317.3	280.1	284.7
Commercial and Structural	40.2	48.4	49.8	48.2
Total backlog	$751.9	$829.2	$759.0	$717.6
_________________________________

(1)
September 30, 2014, June 30, 2014, December 31, 2013 and September 30, 2013 included backlog from Brinderson of $219.3 million, $248.1 million, $268.3 million and $209.2 million, respectively. Brinderson backlog represents expected revenues to be realized under long-term Master Service Agreements (“MSAs”) and other signed contracts. If the remaining term of these arrangements exceeds 12 months, the unrecognized revenues attributable to such arrangements included in backlog are limited to only the next 12 months of expected revenues.

September 30, 2014 versus September 30, 2013

Energy and Mining segment contract backlog increased 9.1 percent to $419.7 million. Corrpro achieved record backlog. CRTS was awarded $30 million for projects in Chile and the Middle East. Backlog for Bayou increased significantly, despite the third quarter cancellation of a $34 million onshore pipe coating project in the United States included in June 30, 2014 backlog, because of increased project activity in Canada. Backlog for United Pipeline Systems declined due to the completion of the large Moroccan project in late 2013, a slowdown in the international mining market and delays in typical work releases in the United States that are anticipated to be awarded in the fourth quarter. The decline was partially offset by increased project activity in the Canadian market. Brinderson’s backlog increased 4.9 percent to $219.3 million as a result of new multi-year maintenance contracts awarded at the end of 2013. This added $70 million of incremental annual revenues, offset by $70 to $80 million in pending maintenance contract renewals that are not included in September 30, 2014 backlog that will likely be determined in the fourth quarter (such contracts were included in September 30, 2013 reported backlog). Energy and Mining backlog as of September 30, 2014 compared to June 30, 2014 declined $43.8 million, or 9.4 percent, because of the large Bayou pipe coating contract cancellation and pending awards for Brinderson.

Contract backlog for Water and Wastewater increased $7.3 million, or 2.6 percent, to $292.0 million. The North American market continues to benefit from solid municipal spending as backlog increased 7.1 percent. As expected, backlog in the international markets declined compared to the prior year and the second quarter of 2014 as Aegion proceeds with the strategic Realignment and Restructuring Plan, which includes exiting contract markets in France, Switzerland, India, Hong Kong, Malaysia and Singapore. Compared to June 30, 2014, backlog declined $25.3 million, or 8.0 percent, because of strong North America revenue growth resulting in higher book-to-bill in the third quarter and the decline in the international contracting backlog.

Commercial and Structural contract backlog declined $8.0 million, or 16.6 percent, to $40.2 million. The decline in backlog reflects improved project activity and the inherent quick book-to-bill aspect of the business. In Asia, backlog remains at a high level primarily from strong activity in Hong Kong and Singapore.

Segment Reporting

Energy and Mining

($ in thousands)	Quarter Ended September 30, 2014			Quarter Ended September 30, 2013
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (2)	As Adjusted (Non-GAAP)

Revenues	$197,510	$—	$197,510	$168,708	$—	$168,708
Cost of revenues	168,130	(11,338)	156,792	131,590	—	131,590
Gross profit	29,380	11,338	40,718	37,118	—	37,118
Gross profit margin	14.9%		20.6%	22.0%		22.0%
Operating expenses	28,241	—	28,241	24,821	—	24,821
Definite-lived intangible asset impairment	10,896	(10,896)	—	—	—	—
Earnout reversal	—	—	—	(2,844)	—	(2,844)
Acquisition-related expenses	—	—	—	2,267	(2,267)	—
Operating income/(loss)	(9,757)	22,234	12,477	12,874	2,267	15,141
Operating margin	(4.9)%		6.3%	7.6%		9.0%
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges for Bayou’s operation of $11,338 for the write-down of long-lived assets and $10,896 related to the write-off of definite-lived intangible assets (non-GAAP).

(2)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the quarter (non-GAAP).

($ in thousands)	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments (2)	As Adjusted (Non-GAAP)

Revenues	$557,028	$—	$557,028	$385,991	$—	$385,991
Cost of revenues	456,172	(11,338)	444,834	298,313	—	298,313
Gross profit	100,856	11,338	112,194	87,678	—	87,678
Gross profit margin	18.1%		20.1%	22.7%		22.7%
Operating expenses	83,760	—	83,760	61,866	—	61,866
Definite-lived intangible asset impairment	10,896	(10,896)	—	—	—	—
Earnout reversal	—	—	—	(2,844)	—	(2,844)
Acquisition-related expenses	539	(539)	—	4,175	(4,175)	—
Operating income	5,661	22,773	28,434	24,481	4,175	28,656
Operating margin	1.0%		5.1%	6.3%		7.4%
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges for Bayou’s operation of $11,338 for the write-down of long-lived assets and $10,896 related to the write-off of definite-lived intangible assets (non-GAAP).

(2)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the quarter (non-GAAP).

Third Quarter 2014 versus Third Quarter 2013
(Excluding pre-tax restructuring and impairment related charges in the current quarter and acquisition-related expenses in the prior year quarter)

Energy and Mining operating income decreased $2.7 million, or 17.6 percent, to $12.5 million largely attributable to soft market conditions in several of United Pipeline System’s international markets, delayed work releases in the United States and the completion of the large Morocco project in 2013 with no comparable contribution during the third quarter of 2014. Corrpro experienced lower gross margins as a result of a higher proportion of construction-related cathodic protection installation activities. Production on the CRTS/Wasit project proceeded more slowly than during the prior year period. Offsetting these decreases were operating income growth from Brinderson and a small profit from Bayou’s operations in Canada and Louisiana.

Water and Wastewater

($ in thousands)	Quarter Ended September 30, 2014			Quarter Ended September 30, 2013
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$135,649	$—	$135,649	$122,149	$—	$122,149
Cost of revenues	108,930	(3,602)	105,328	95,676	—	95,676
Gross profit	26,719	3,602	30,321	26,473	—	26,473
Gross profit margin	19.7%		22.4%	21.7%		21.7%
Operating expenses	32,169	(14,117)	18,052	16,402	—	16,402
Operating income/(loss)	(5,450)	17,719	12,269	10,071	—	10,071
Operating margin	(4.0)%		9.0%	8.2%		8.2%
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges of: $3,602 which are associated with inventory obsolescence and the write-down of long-lived assets; as $14,117 related to bad debt expenses, write-off of certain other assets and accrued expenses.

($ in thousands)	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
	As Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)	As Reported (GAAP)	Adjustments	As Adjusted (Non-GAAP)

Revenues	$371,493	$—	$371,493	$341,680	$—	$341,680
Cost of revenues	295,415	(3,602)	291,813	270,470	—	270,470
Gross profit	76,078	3,602	79,680	71,210	—	71,210
Gross profit margin	20.5%		21.4%	20.8%		20.8%
Operating expenses	65,854	(14,117)	51,737	49,538	—	49,538
Operating income	10,224	17,719	27,943	21,672	—	21,672
Operating margin	2.8%		7.5%	6.3%		6.3%
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges of: $3,602 which are associated with inventory obsolescence and the write-down of long-lived assets; as $14,117 is related to bad debt expenses, write-off of certain other assets and accrued expenses.

Third Quarter 2014 versus Third Quarter 2013
(Excluding pre-tax restructuring and impairment related charges in the current quarter)

Water and Wastewater grew operating income by $2.2 million, or 21.8 percent, to $12.3 million. This success is the product of greater workable backlog, improved gross margins and project cost estimating, improved bidding discipline and a continued focus on overall project management.

Commercial and Structural

($ in thousands)	Quarters Ended September 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$16,979	$16,808	$171	1.0%
Gross profit	7,840	5,820	2,020	34.7
Gross profit margin	46.2%	34.6%	n/a	1,160	bp
Operating expenses	6,567	6,733	(166)	(2.5)
Operating income/(loss)	1,273	(913)	2,186	239.4
Operating margin	7.5%	(5.4)%	n/a	1,290	bp

($ in thousands, except percentages)	Nine Months Ended September 30,		Increase (Decrease)
	2014	2013	$	%
Revenues	$50,719	$48,070	$2,649	5.5%
Gross profit	19,986	17,228	2,758	16.0
Gross profit margin	39.4%	35.8%	n/a	360	bp
Operating expenses	20,052	18,708	1,344	7.2
Operating loss	(66)	(1,480)	1,414	95.5
Operating margin	(0.1)%	(3.1)%	n/a	300	bp

Third Quarter 2014 versus Third Quarter 2013

Commercial and Structural operating income increased $2.2 million, or 239.4 percent, due to strong project execution in the North American and Asian businesses and a small decrease in operating expense. The improved project execution in North America was the result of investments made in 2013 and 2014 to enhance operations and project management. Third quarter 2014 operating results improved $1.0 million from the second quarter of 2014, marking the fourth consecutive quarter of improved operating income.

About Aegion

Aegion Corporation is a global leader in infrastructure protection and maintenance, providing proprietary technologies and services: (i) to protect against the corrosion of industrial pipelines; (ii) to rehabilitate and strengthen water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures; and (iii) to utilize integrated professional services in engineering, procurement, construction, maintenance and turnaround services for a broad range of energy related industries. Our business activities include manufacturing, distribution, maintenance, construction, installation, coating and insulation, cathodic protection, research and development and licensing. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission on February 28, 2014, and in subsequently filed documents. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share from continuing operations. The non-GAAP earnings per share in 2014 exclude the write-down of long-lived assets, the write-off of definite-lived intangible asset impairments, acquisition-related expenses and the loss on sale of our 49 percent interest in Bayou Coating, L.L.C. The non-GAAP earnings per share in 2013 exclude the earnings impact of acquisition-related expenses, the gain related to the sale of our German joint venture, charges associated with our decision to liquidate Bayou Welding Works and a goodwill write-off associated with the sale of our interest in Bayou Coating, L.L.C. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion®, the Aegion® logo, Insituform®, United Pipeline Systems®, Bayou Companies®, Corrpro®, CRTS®, Fyfe® and Brinderson® are registered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation
David A. Martin, Executive Vice President and Chief Financial Officer
(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$350,138	$307,665	$979,240	$775,741
Cost of revenues	286,199	238,254	782,320	599,625
Gross profit	63,939	69,411	196,920	176,116
Operating expenses	66,977	47,956	169,666	130,112
Definite-lived intangible asset impairment	10,896	—	10,896	—
Earnout reversal	—	(2,844)	—	(2,844)
Acquisition-related expenses	—	2,267	539	4,175
Operating income/(loss)	(13,934)	22,032	15,819	44,673
Other income (expense):
Interest expense	(3,258)	(5,454)	(9,693)	(10,033)
Interest income	102	40	479	158
Other	(367)	(522)	(1,830)	6,561
Total other income (expense)	(3,523)	(5,936)	(11,044)	(3,314)
Income/(loss) before taxes on income	(17,457)	16,096	4,775	41,359
Taxes on income	(1,356)	3,164	4,217	7,985
Income/(loss) before equity in earnings of affiliated companies	(16,101)	12,932	558	33,374
Equity in earnings of affiliated companies	—	1,691	677	3,903
Income/(loss) from continuing operations	(16,101)	14,623	1,235	37,277
Loss from discontinued operations	(130)	(558)	(626)	(6,456)
Net income/(loss)	(16,231)	14,065	609	30,821
Non-controlling interests	(823)	(127)	(880)	(959)
Net income/(loss) attributable to Aegion Corporation	$(17,054)	$13,938	$(271)	$29,862

Earnings per share attributable to Aegion Corporation:
Basic:
Income/(loss) from continuing operations	$(0.45)	$0.37	$0.01	$0.94
Loss from discontinued operations	—	(0.01)	(0.02)	(0.17)
Net income/(loss)	$(0.45)	$0.36	$(0.01)	$0.77
Diluted:
Income/(loss) from continuing operations	$(0.45)	$0.37	$0.01	$0.93
Loss from discontinued operations	—	(0.01)	(0.02)	(0.17)
Net income/(loss)	$(0.45)	$0.36	$(0.01)	$0.76

Weighted average shares outstanding - Basic	37,406,061	38,672,441	37,752,472	38,836,276
Weighted average shares outstanding - Diluted	37,406,061	39,071,373	38,112,789	39,228,625

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended September 30, 2014

	As Reported (GAAP)	Restructuring and Impairment Charges (1)	As Adjusted (Non-GAAP)
Affected Line Items:
Cost of revenues	$286,199	$(14,940)	$271,259
Gross profit	63,939	14,940	78,879
Operating expenses	66,977	(14,117)	52,860
Definite-lived intangible asset impairment	10,896	(10,896)	—
Operating income	(13,934)	39,953	26,019
Income/(loss) before taxes on income	(17,457)	39,953	22,496
Taxes on income	(1,356)	6,917	5,561

Income/(loss) from continuing operations attributable to Aegion Corporation (2)	(16,924)	33,036	16,112

Diluted earnings per share:
Income/(loss) from continuing operations attributable to Aegion Corporation (2)	$(0.45)	$0.88	$0.43
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges for cost of revenues of $14,940 related to the write-down of long-lived assets, inventory obsolescence and write-off of certain other assets; operating expenses of $14,117 related to the write-down of long-lived assets, bad debt expenses, write-off of certain other assets and accrued expenses; and impairment of definite-lived intangible assets of $10,896 related to Bayou’s reporting unit.

(2)	Includes non-controlling interests.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Quarter Ended September 30, 2013

	As Reported (GAAP)	Acquisition-Related Expenses (1)	Credit Facility Fees (2)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$50,223	$(2,267)	$—	$47,956
Operating income	22,032	2,267	—	24,299
Other income (expense):
Interest expense	(5,454)	—	1,964	(3,490)
Income before taxes on income	16,096	2,267	1,964	20,327
Taxes on income	3,164	902	782	4,848

Income from continuing operations attributable to Aegion Corporation (3)	14,496	1,365	1,182	17,043

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (3)	$0.37	$0.03	$0.03	$0.44
_________________________________

(1)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the quarter (non-GAAP).

(2)	Includes certain out-of-pocket expenses and acceleration of certain unamortized fees associated with the refinancing of the Company’s credit facility as part of the Brinderson acquisition (non-GAAP).

(3)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Nine-Month Period Ended September 30, 2014

	As Reported (GAAP)	Restructuring and Impairment Charges (1)	Acquisition-Related Expenses (2)	Loss on Sale of Bayou Coating (3)	As Adjusted (Non-GAAP)
Affected Line Items:
Cost of revenues	$782,320	$(14,940)	$—	$—	$767,380
Gross profit	196,920	14,940	—	—	211,860
Operating expenses	170,205	(14,117)	(539)	—	155,549
Definite-lived intangible asset impairment	10,896	(10,896)	—	—	—
Operating income	15,819	39,953	539	—	56,311
Other income (expense):
Other	(1,830)	—	—	472	(1,358)
Income before taxes on income	4,775	39,953	539	472	45,739
Taxes on income	4,217	6,917	214	194	11,542

Income from continuing operations attributable to Aegion Corporation (4)	355	33,036	325	278	33,994

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (4)	$0.01	$0.87	$0.01	$0.01	$0.89
_________________________________

(1)
Includes pre-tax restructuring and impairment related charges for cost of revenues of $14,940 associated with the write-down of long-lived assets, inventory obsolescence and write-off of certain other assets; operating expenses of $14,117 related to the write-down of long-lived assets, bad debt expenses, write-off of certain other assets and accrued expenses; and impairment of definite-lived intangible assets of $10,896 related to Bayou’s reporting unit.

(2)
Includes expenses incurred in connection with the 2012 acquisition of Fyfe Group LLC’s Asian operations (Fyfe Asia), the 2013 acquisition of Brinderson, L.P. and other acquisition activity pursued by the Company during the period (non-GAAP).

(3)
Represents a loss on the sale of the Company’s 49 percent interest in Bayou Coating, L.L.C. The difference between the Company’s recorded gross equity in earnings of affiliated companies of approximately $1.2 million and the final equity distribution settlement of $0.7 million resulted in a loss of approximately $0.5 million that is recorded in “Other income (expense)” on the consolidated statement of operations (non-GAAP).

(4)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

For the Nine-Month Period Ended September 30, 2013

	As Reported (GAAP)	Acquisition-Related Expenses (1)	Credit Facility Fees (2)	Joint Venture/Divestiture Activity (3)(4)	As Adjusted (Non-GAAP)
Affected Line Items:
Operating expenses	$134,287	$(4,175)	$—	$—	$130,112
Operating income	44,673	4,175	—	—	48,848
Other income (expense):
Interest expense	(10,033)	—	1,964	—	(8,069)
Other	6,561	—	—	(8,688)	(2,127)
Income before taxes on income	41,359	4,175	1,964	(8,688)	38,810
Taxes on income	7,985	1,662	782	(2,635)	7,794

Income from continuing operations attributable to Aegion Corporation (5)	36,318	2,513	1,182	(6,053)	33,960

Diluted earnings per share:
Income from continuing operations attributable to Aegion Corporation (5)	$0.93	$0.06	$0.03	$(0.15)	$0.87
_________________________________

(1)	Includes expenses incurred in conjunction with the acquisition of Brinderson, L.P. in July 2013 and other acquisition activity pursued by the Company during the period (non-GAAP).

(2)	Includes certain out-of-pocket expenses and acceleration of certain unamortized fees associated with the refinancing of the Company’s credit facility as part of the Brinderson acquisition (non-GAAP).

(3)
Includes a gain on the sale of the Company’s 50 percent interest in Insituform Rohrsanierungstechniken GmbH. The sale price was €14.0 million, approximately $18.3 million. The sale resulted in a gain on the sale of approximately $11.3 million (net of $0.5 million of transaction expenses) (non-GAAP).

(4)
Includes a non-cash write down of the Company’s investment in Bayou Coating, LLC. The Company recognized a non-cash charge of $2.7 million ($1.8 million post-tax) related to the goodwill allocated to the joint venture as part of the purchase price accounting associated with the 2009 acquisition of The Bayou Companies, LLC. The non-cash charge represented the Company’s then current estimate of the difference between the carrying value of the investment on the balance sheet and the amount the Company would receive in connection with the exercise (non-GAAP).

(5)	Includes non-controlling interests and equity in earnings of affiliated companies.

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share amounts)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$115,941	$158,045
Restricted cash	623	483
Receivables, net	266,883	231,775
Retainage	35,923	30,831
Costs and estimated earnings in excess of billings	105,170	79,999
Inventories	59,225	58,768
Prepaid expenses and other current assets	41,459	38,522
Current assets of discontinued operations	4,789	5,435
Total current assets	630,013	603,858
Property, plant & equipment, less accumulated depreciation	169,873	182,303
Other assets
Goodwill	347,236	348,680
Identified intangible assets, less accumulated amortization	189,974	209,283
Investments	—	9,101
Deferred income tax assets	2,627	6,957
Other assets	13,276	14,315
Total other assets	553,113	588,336
Non-current assets of discontinued operations	2,191	2,921

Total Assets	$1,355,190	$1,377,418

Liabilities and Equity
Current liabilities
Accounts payable	$93,548	$80,417
Accrued expenses	111,785	105,466
Billings in excess of costs and estimated earnings	30,355	24,978
Current maturities of long-term debt and line of credit	26,399	22,024
Current liabilities of discontinued operations	1,721	2,070
Total current liabilities	263,808	234,955
Long-term debt, less current maturities	357,802	366,616
Deferred income tax liabilities	29,629	38,217
Other non-current liabilities	12,299	10,512
Non-current liabilities of discontinued operations	224	197
Total liabilities	663,762	650,497

Equity
Preferred stock, undesignated, $.10 par – shares authorized 2,000,000; none outstanding	—	—
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 37,374,331 and 37,983,114, respectively	374	380
Additional paid-in capital	216,575	236,128
Retained earnings	470,537	470,808
Accumulated other comprehensive income (loss)	(14,211)	2,052
Total stockholders’ equity	673,275	709,368
Non-controlling interests	18,153	17,553
Total equity	691,428	726,921

Total Liabilities and Equity	$1,355,190	$1,377,418

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	For the Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$609	$30,821
Loss from discontinued operations	626	6,456
	1,235	37,277
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	32,984	29,126
Gain on sale of fixed assets	(65)	(815)
Equity-based compensation expense	4,201	5,090
Deferred income taxes	(3,797)	(1,523)
Equity in earnings of affiliated companies	(677)	(3,903)
Non-cash restructuring charges	17,187	—
Fixed asset impairment	11,870	—
Definite-lived intangible asset impairment	10,896	—
Gain on sale of interests in German joint venture	—	(11,771)
Debt issuance costs	—	1,964
Earnout reversal	—	(2,844)
Loss on sale of interests in Bayou Coating, LLC	472	—
Loss on foreign currency transactions	149	1,700
Other	881	(159)
Changes in operating assets and liabilities (net of acquisitions):
Restricted cash	(142)	(142)
Return on equity of affiliated companies	684	4,027
Receivables net, retainage and costs and estimated earnings in excess of billings	(83,383)	(11,144)
Inventories	(4,732)	(3,416)
Prepaid expenses and other assets	(5,009)	(5,044)
Accounts payable and accrued expenses	25,511	2,932
Other operating	430	198
Net cash provided by operating activities of continuing operations	8,695	41,553
Net cash used in operating activities of discontinued operations	(90)	(10,179)
Net cash provided by operating activities	8,605	31,374

Cash flows from investing activities:
Capital expenditures	(25,118)	(20,079)
Proceeds from sale of fixed assets	1,140	1,856
Patent expenditures	(1,988)	(469)
Proceeds from sale of interests in Bayou Coating, L.L.C.	9,065	—
Sale of interests in German joint venture	—	18,300
Purchase of Brinderson, net of cash acquired	—	(143,763)
Net cash used in investing activities of continuing operations	(16,901)	(144,155)
Net cash provided by investing activities of discontinued operations	90	774
Net cash used in investing activities	(16,811)	(143,381)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effects	8,615	903
Repurchase of common stock	(31,051)	(19,017)
Purchase of noncontrolling interest	(617)	—
Payment of earnout related to acquisition of CRTS, Inc.	—	(2,112)
Credit facility financing fees	—	(5,013)
Proceeds on notes payable	1,284	1,541
Proceeds from line of credit	10,000	—
Proceeds from long-term debt	—	385,500
Principal payments on long-term debt	(15,477)	(249,125)
Net cash provided by (used in) in financing activities	(27,246)	112,677
Effect of exchange rate changes on cash	(6,652)	(7,659)
Net decrease in cash and cash equivalents for the period	(42,104)	(6,989)
Cash and cash equivalents, beginning of period	158,045	133,676
Cash and cash equivalents, end of period	$115,941	$126,687